As filed with the Securities and Exchange Commission on March 18, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address, including zip code, of registrant’s principal executive offices)

The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan

The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan

(Full titles of the plans)

Richard J. Johnson

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

(Name and address for agent for service)

(412) 762-2000

(Telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	$2,322.00
Deferred Compensation Obligations (2)	$15,000,000	100%	$15,000,000	$1,741.50

(1)	The deferred compensation obligations are unsecured obligations of The PNC Financial Services Group, Inc. to pay deferred compensation in the future in accordance with the terms of The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan.
(2)	The deferred compensation obligations are unsecured obligations of The PNC Financial Services Group, Inc. to pay deferred compensation in the future in accordance with the terms of The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan.

EXPLANATORY NOTE

This Registration Statement registers the offer and sale of $20,000,000 of deferred compensation obligations under The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan (the “SISP”), and $15,000,000 of deferred compensation obligations under The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan (the “DCP”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, each as filed by The PNC Financial Services Group, Inc. (“PNC” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

•	PNC’s annual report on Form 10-K for the year ended December 31, 2010; and

•	PNC’s current reports on Form 8-K filed with the Commission on February 15, 2011, March 1, 2011, and March 7, 2011.

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations (the “Deferred Compensation Obligations”) represent PNC’s unsecured obligations to pay deferred compensation pursuant to the SISP and the DCP.

Under the terms of the SISP, PNC provides eligible employees with the opportunity to defer eligible compensation that could not be deferred under The PNC Financial Services Group, Inc. Incentive Savings Plan because of certain limits imposed on plans qualified under Section 401(a) of the Internal Revenue Code. Participants in the SISP may elect to defer between 1% and 20% of their eligible compensation each pay period. Such election shall also apply to any cash incentive award deferred under the DCP. As such, a portion of any cash incentive award that a participant in the DCP elects to defer under the DCP is credited to the SISP based on the election or percentage in effect under the SISP for the year to which the award relates. Eligible compensation excludes variable pay in excess of the greater of $25,000 or 50% of such variable pay, and such variable pay is limited to $250,000 for most participants. All elections must be made prior to, and cannot be changed once, the SISP’s plan year begins on January 1. Distributions of a participant’s account under the SISP are made in a lump sum cash payment after the participant separates from service.

Under the terms of the DCP, PNC provides eligible employees with the opportunity to defer all or a portion of a cash incentive award provided that any deferral may not be less than $5,000. Distributions of a participant’s account under the DCP are paid in cash at the time specified by either the participant’s deferral election or the DCP, as applicable, but no deferral may be for less than one full calendar year.

A participant’s accounts in the SISP and the DCP are credited with earnings pursuant to investment alternatives selected by the participant. The earnings are indexed to one or more investment funds specified by the participant. Each participant’s account will be adjusted to reflect the rate of return, positive or negative, based upon the actual investment performance of the investment funds corresponding to the investment alternatives selected by the participant. A participant may change the investment alternatives from time to time as set forth in the SISP and the DCP.

Although the value of a participant’s accounts (and, therefore, the amount of the liability under an obligation) will be based upon the performance of the investment funds corresponding to the investment alternatives, participants will not have an actual interest in such funds but only in the Deferred Compensation Obligations. PNC is under no obligation to invest any portion of the Deferred Compensation Obligations in any of the funds to which investment alternatives are indexed.

No participant or beneficiary may transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Deferred Compensation Obligations. PNC’s obligations under the SISP and the DCP are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the PNC’s assets or (ii) any corporation or partnership into which PNC may be merged or consolidated.

A participant may not redeem the Deferred Compensation Obligations prior to an applicable distribution event. The Deferred Compensation Obligations are not convertible into another security of PNC. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of PNC. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

The plans are administered by, or under the direction of, the Personnel and Compensation Committee and may be amended or terminated by such Committee at any time. As required by law, the plans are limited to a select group of management or highly compensated employees. The plans are also intended to comply with Section 409A of the Internal Revenue Code, where applicable.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Sonia Chung, Senior Counsel of PNC. Ms. Chung beneficially owns or has the rights to acquire an aggregate of less than 1% of PNC’s common stock.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”) provide that a Pennsylvania corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification is permitted under this provision, however, in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL. PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, 1743, 1746 and 1747 of the PBCL and the bylaws of PNC.

Item 8. Exhibits.

The Exhibit Index of this Registration Statement, filed herewith, is incorporated herein by reference. The file number of all filings referenced in the Exhibit Index is 001-09718.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the ISP’s annual report and the RSP’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 18, 2011.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2011

* Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)	March 18, 2011

* Gregory H. Kozich	Controller (Principal Accounting Officer)	March 18, 2011

* Richard O. Berndt	Director	March 18, 2011

* Charles E. Bunch	Director	March 18, 2011

* Paul W. Chellgren	Director	March 18, 2011

* Kay Coles James	Director	March 18, 2011

* Richard B. Kelson	Director	March 18, 2011

* Bruce C. Lindsay	Director	March 18, 2011

* Anthony A. Massaro	Director	March 18, 2011

* Jane G. Pepper	Director	March 18, 2011

* Donald J. Shepard	Director	March 18, 2011

* Lorene K. Steffes	Director	March 18, 2011

* Dennis F. Strigl	Director	March 18, 2011

* Stephen G. Thieke	Director	March 18, 2011

* Thomas J. Usher	Director	March 18, 2011

* George H. Walls, Jr.	Director	March 18, 2011

* Helge H. Wehmeier	Director	March 18, 2011

*By:	/s/ George P. Long, III
George P. Long, III, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

INDEX TO EXHIBITS

Exhibit 4.1	The PNC Financial Services Group, Inc. Articles of Incorporation, as amended effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s annual report on Form 10-K for the year ended December 31, 2008

Exhibit 4.2	By-Laws of The PNC Financial Services Group, Inc., as amended and restated effective February 12, 2009	Incorporated herein by reference to Exhibit 3.2 of PNC’s current report on Form 8-K filed February 19, 2009

Exhibit 4.3	The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan	Incorporated herein by reference to Exhibit 10.4 of PNC’s quarterly report on Form 10-Q for the quarter ended June 30, 2004

Exhibit 4.4	The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, as amended and restated effective January 1, 2009	Incorporated herein by reference to Exhibit 4.3 of PNC’s Form S-8 No. 333-156886 filed January 22, 2009

Exhibit 4.5	The PNC Financial Services Group, Inc. Supplemental Incentive Savings Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.61 of PNC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009

Exhibit 4.6	Amendment 2009-1 to PNC’s Supplemental Incentive Savings Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.13 of PNC’s annual report on Form 10-K for the year ended December 31, 2009

Exhibit 4.7	Second Amendment to PNC’s Supplemental Incentive Savings Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.15 of PNC’s annual report on Form 10-K for the year ended December 31, 2010

Exhibit 4.8	The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan, as amended and restated	Incorporated by reference to Exhibit 10.7 of PNC’s quarterly report on Form 10-Q for the quarter ended June 30, 2004

Exhibit 4.9	The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan, as amended and restated effective January 1, 2009	Incorporated by reference to Exhibit 4.5 of PNC’s Form S-8 No. 333-156886 filed January 22, 2009

Exhibit 4.10	The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.62 of PNC’s quarterly report on Form 10-Q for the quarter ended June 30, 2009

Exhibit 4.11	Amendment 2009-1 to the PNC and Affiliates Deferred Compensation Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.17 of PNC’s annual report on Form 10-K for the year ended December 31, 2009

Exhibit 4.12	Amendment 2010-1 to the PNC and Affiliates Deferred Compensation Plan, as amended and restated May 5, 2009	Incorporated herein by reference to Exhibit 10.20 of PNC’s annual report on Form 10-K for the year ended December 31, 2010

Exhibit 4.13	AJCA transition amendments to PNC’s Supplemental Incentive Savings Plan and the PNC and Affiliates Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.8 of the PNC’s Annual Report on Form 10-K for the year ended December 31, 2005

Exhibit 4.14	Further AJCA transition amendments to the PNC and Affiliates Deferred Compensation Plan	Incorporated herein by reference to Exhibit 10.12 of PNC’s annual report on Form 10-K for the year ended December 31, 2008

Exhibit 5.1	Opinion of Sonia Chung	Filed herewith

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 23.2	Consent of Deloitte & Touche LLP, relating to BlackRock, Inc.	Filed herewith

Exhibit 23.3	Consent of Sonia Chung	Included in the opinion filed as Exhibit 5.1 hereto

Exhibit 24.1	Powers of Attorney	Filed herewith

Exhibit 24.2	Power of Attorney	Filed herewith